Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-1888985 and 333-201252) of Xcel Brands, Inc. of our report dated March 17, 2016 on our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2015 and 2014, and for the years then ended included in this Annual Report of Xcel Brands, Inc. on Form 10-K for the year ended December 31, 2015.

/s/ CohnReznick LLP

New York, New York

March 17, 2016